Exhibit 2.09
                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
                     WESTERN NEUROLOGIC RESIDENTIAL CENTERS

         This Amendment is made and entered into this ___ day of December, 1996 by and between Western Neurologic Residential Centers, a California corporation ("Seller") and Regency Rehab Hospitals, Inc., a California corporation ("Purchaser").

                                    RECITALS

         A. Seller and Purchaser are parties to that Purchase and Sale Agreement dated November 19, 1996 (the "Meridian Purchase Agreement") pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller certain assets related to the ownership and operation by Seller of six congregate living facilities in California.

         B. After execution of the Meridian Purchase Agreement, Seller and Purchaser determined that there is one home health care license held by Seller (the "HHA License") which should be included in the description of the Seller's Assets contained in the Meridian Purchase Agreement.

         C. The Meridian Purchase Agreement provides that it may be amended by written instrument signed by Seller and Purchaser.

         D. Purchaser and Seller are interested in amending the Meridian Purchase Agreement to include the HHA License in the Seller's Assets.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS
FOLLOWS:

                                    AGREEMENT

         1. Section 1.01(f) is hereby deleted in its entirety and the following inserted instead:

         (f) All patient medical records, employment records, medical staff rosters and files and other intangible personal property owned by Seller relating to the Facilities and all rights of Seller in and to
         (i) those contracts and commitments relating to the Facilities as listed on Exhibit 1.01(f), true and correct copies of which contracts have been provided to Purchaser by Seller as of the date hereof; (ii) the permits and license used or held for use by Seller in the operation of the Facilities, including, but not limited to, the two home health licenses held by Seller and described in Exhibit 6.06, and (iii) any and all warranties issued to Seller in connection with the construction of the Sacramento Addition (the "Records and Rights").

         2.       Exhibit 6.06 is hereby deleted in its entirety and the revised
Exhibit 6.06 which is attached
to this Amendment is inserted in lieu thereof.

         3. Except as specifically set forth herein, the Meridian Purchase Agreement shall remain in full force and effect as originally executed by Seller and Purchaser.

         4. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the day and year first set forth above.

                                          WESTERN NEUROLOGIC RESIDENTIAL CENTERS


                                          By:       ___________________________
                                          Its:     ____________________________


                          REGENCY REHAB HOSPITALS, INC.


                                          By:      ____________________________
                                          Its:     ____________________________